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                    July 2, 2021

       Joseph Massaro
       Chief Financial Officer
       Aptiv PLC
       5 Hanover Quay
       Grand Canal Dock
       Dublin, D02 VY79, Ireland

                                                        Re: Aptiv PLC
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed February 8,
2021
                                                            File No. 001-35346

       Dear Mr. Massaro:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing
       cc:                                              Kate Ramundo